Exhibit 10.38

April 19, 2006

Scott P. Hix

Dear Scott,

Further to our discussions, I am pleased to be in a position to ask you to join the Planar Executive Council in the role of VP, Business Development, reporting to me. Upon your acceptance and commencement of employment with Planar, a recommendation will be made to the Board of Directors that you be appointed an Officer of the Company.

We hope you will confirm your favorable consideration of this offer that includes the following core components:

•	Starting annual salary at $240,000, paid bi-weekly.

•	Bonus Plan eligibility at 60% of annual base pay at target for the year. Bonus awards are paid after the end of each quarter, subject to performance metrics being met. Any payment made for Q3 will be pro-rated according to your start date.

Upon your acceptance, I will be making the following recommendations for approval by the Board Compensation Committee on May 2nd, 2006:

•	New Hire signing bonus of $60,000, less tax withholdings, to be paid in three installments of $20,000 each payable on June 1st, August 1st and October 1st, 2006.

•	New Hire restricted stock grant of twenty-five thousand (25,000) shares that will vest on a four year schedule, 25% on the anniversary date and 25% each year thereafter.

In addition, I will be requesting Board Compensation Committee approval for an extraordinary performance-based restricted stock grant of sixty two thousand, five hundred (62,500) shares, based on the unique opportunity for immediate new business that you bring to the company at time of hire.

This proposal is outlined as follows:

•	Thirty one thousand, two hundred and fifty (31,250) shares will vest upon achievement of a set of performance metrics for the High End Consumer business initiative. These metrics will be based on a three year plan for profitable growth and will be finalized shortly.

•	Given that the goal of the High End Consumer business initiative is to create a new profitable revenue stream that will enhance shareholder value and recognizing the high probability you will be asked over time to contribute in other areas of the company, thirty one thousand, two hundred and fifty (31,250) shares will vest upon achievement of corporate performance metrics, as follows:

–	Fifteen thousand, six hundred and twenty five (15,625) shares will vest upon achievement of the $20 Stock Price Target (as defined below).

–	Fifteen thousand six hundred and twenty-five (15,625) shares will vest upon achievement of the $25 Stock Price Target (as defined below).

The “$20 Stock Price Target” means the average daily closing price of the Company’s common stock on the NASDAQ Stock Market over any forty (40) consecutive trading day period exceeds $20. The “$25 Stock Price Target “ means the average daily closing price of the Company’s common stock on the NASDAQ Stock Market over any forty (40) consecutive trading day period exceeds $25.

If, however, either or both Stock Price Targets are met within 12 months of hire, 25% of the eligible grant will vest at that point and an additional 25% will vest at the end of each 90-day period following the achievement of the Stock Price Target. If the Stock Price Targets are not achieved within three years of your hire date, any unvested shares will be forfeited.

I will be recommending to the Board of Directors that the company enter into a change of control agreement, commensurate with a similar agreement in place with other executives, soon after the beginning of your employment. I anticipate approval of the same by our Board and am enclosing a sample copy for your review.

Planar offers an Employee Share Purchase Plan whereby employees can purchase company stock at a 15% discount through direct payroll deductions. Your first opportunity to join the plan will be in mid-September, 2006 for the October, 2006 through March, 2007 period.

Other competitive benefits offered include:

•	401(k) retirement savings plan with company match and immediate vesting.

•	Medical insurance coverage through CIGNA, and Flexible Health Spending Account option.

•	PTO (paid time off) of 20 days in first year. This includes a bank of 40 available hours on hire and accrual at 4.62 hours per pay period through the rest of the year. After five years of service the PTO accrual rate is increased to 7.7 hrs per pay period amounting to five weeks per year. Planar has ten paid holidays per year, three of which are floating days determined by the company.

Scott, I welcome this opportunity to make you a full member of the team and look forward to receipt of a signed acceptance, marked for my attention. I am also enclosing: a) a Proprietary and Intellectual Property Agreement that requires your perusal and signature for delivery with your job offer acceptance.

I look forward to closing on a mutually convenient start date. During the first three days of employment, you will be asked for your current driver’s license and original social security card, or a current passport and visa to satisfy the INS I-9 work authorization process.

Sincerely,

Gerry Perkel

Planar Systems, Inc.

President & CEO

While it is our belief that our relationship will be a positive one, it is appropriate to advise you that Planar Systems, Inc. is an “at-will” employer and does not offer employment on a fixed term basis. Either you or the company can terminate the working relationship at any time and for any reason. The representations in this letter and from our meeting with you should not be construed in any manner as a proposed contract for any fixed term or for any specific terms and conditions of employment contrary to an “at-will” relationship.

I ACCEPT THIS OFFER

/s/ Scott P. Hix	May 2, 2006
Scott P. Hix	Date

Encs: Benefits summary brochure; Sample Change in Control; Intellectual Property/Confidentiality Agreement